Exhibit 2(k)(3)

ROCHDALE HIGH YIELD ADVANCES FUND LLC
REIMBURSEMENT AGREEMENT

           THIS AGREEMENT is made and entered into as of this ____ day of _____ 2011, and by and between ROCHDALE HIGH YIELD ADVANCES FUND LLC, a Delaware limited liability company (the “Fund”), registered as a closed end management investment company under the Investment Company Act of 1940 (“1940 Act”) as amended; and ROCHDALE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

                      WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of the Investment Management Agreement between the Fund and the Advisor (the “Investment Management Agreement”) approved by the Board of Managers of the Fund (“Board”) on November 4, 2010; and

                      WHEREAS, the Advisor desires to absorb certain deferred offering costs, including costs incurred in connection with the issuance, registration and transfer of units of beneficial interest (“Units”) issued by the Fund, certain costs associated with the negotiation and acquisition of the Portfolio Note (as that term is defined in the Fund’s Registration Statement on Form N-2), as well as certain operating costs (all such costs collectively referred to herein as (“Covered Fund Costs”), to the extent necessary to ensure that satisfaction by the Fund of its obligation to bear Covered Fund Costs does not cause that portion (“Interest Portion”) of distributions paid to the holders of Units (“Unitholders”) in any fiscal year to fall below 6.9% per annum per Unit with respect to any fiscal year (“Minimum Interest Distribution”); and

           NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

           (1)  Assumption by the Advisor of Covered Fund Costs. The Advisor agrees to make certain payments to the Fund (any such payments referred to herein as, “Advisor Payments”).  Such Advisor Payments shall be made in such amount as may be necessary, from time to time, to the extent needed to limit the Fund’s annual operating expenses to 2.35% of net assets and to enable the Fund to make payments to Unitholders in an amount at least equal to the Minimum Annual Distribution with respect to each Unit provided however, that nothing herein shall require that Advisor Payments with respect to any fiscal year, in the aggregate, exceed the sum of Covered Fund Costs for which the Fund is responsible for such fiscal year.  Advisor Payments from the Advisor under this Section 1 shall be accrued monthly and paid monthly, unless the Fund’s policy with respect to payments to Unitholders is modified by the Board, in which case, such reimbursement payments shall be made on such basis as the Board shall approve.

2. Definitions.  For purposes of this Agreement, the term “Covered Fund Costs” means: all costs and expenses necessary or appropriate for the operation of the Fund or offering of the Units (and, in the case of costs associated with the offering of the Units, regardless of whether such costs are reflected for accounting purposes as operating expenses or capital costs).  Specifically, Covered Fund Costs include the Advisor’s investment advisory fee (as set forth in the Investment Management Agreement), the service fee payable to the Advisor (as set forth in the Service Agreement), professional fees and other costs incurred in connection with the acquisition of the Portfolio Note and costs incurred in connection with the issuance and offering of Units but does not include, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses, including litigation of any kind, non-performance of the assets underlying the Portfolio Note or costs associated with investment losses and/or impairment of collateral underlying the Portfolio Note.

3. Recoupment by the Advisor of Advisor Payments.  The Advisor may, upon request, recoup from the Fund all or any portion of the Advisor Payments made by the Advisor with respect to any fiscal year, in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of any Advisor Payments.  Such recoupment may be requested by the Advisor only if the Interest Portion with respect to the year for which the recoupment is sought would (after taking into account the amount of recoupment) equal or exceed the Minimum Interest Distribution.  Such recoupment may be paid prior to the Fund’s payment of its current expenses if so requested by the Advisor even if doing so may affect the amount of future Advisor Payments.  Notwithstanding the foregoing, the Fund and the Advisor acknowledge and agree that the Advisor may request recoupment of Covered Fund Costs absorbed by the Advisor in prior years in years in which the Minimum Interest Distribution is not achieved so long as the Fund’s actual expense ratio, plus the amount of any requested recoupment with respect to such year, does not exceed 2.35%.

           4. Effective Date; Termination.  This Agreement shall become effective on the date first written above.  This Agreement may be terminated at any time, and without payment of any penalty, by the Advisor or by the Fund upon thirty (30) days written notice to the Advisor but may not be terminated by the Advisor without the consent of the Board.  This Agreement has an initial term of two years and will automatically renew for one years terms thereafter.  This Agreement will automatically terminate if the Investment Management Agreement for the Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement’s termination for the Fund.  Notwithstanding the foregoing, the Fund and the Advisor acknowledge and agree that the Advisor’s interest in the Fund, as set forth in Section 1(a) hereof, shall be governed under the terms of the Fund’s Operating Agreement and applicable tax law.

           5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without written consent of the other party.

           6. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

           7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated there under.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ROCHDALE HIGH YIELD ADVANCES FUND LLC

By:           ________________________________
Name:      Garrett D’Alessandro
Title:         President and Secretary

ROCHDALE INVESTMENT MANAGEMENT LLC
By:           ________________________________
Name:      Kurt Hawkesworth
Title:         Chief Operating Officer

3